ADDENDUM TO
                                    AGREEMENT
                                       AND
                        PLAN OF REORGANIZATION AND MERGER


         THIS ADDENDUM TO AGREEMENT AND PLAN OF REORGANIZATION AND MERGER, dated as of September 25, 2000, ("Addendum"), is made and entered into by and among North Valley Bancorp, a California corporation ("NVBancorp"), NVB Interim National Bank, an interim national banking association ("Interim Bank") and Six Rivers National Bank, a national banking association ("SRNB").

                                    RECITALS:

         A. NVBancorp and SRNB entered into a certain Agreement and Plan of Reorganization and Merger, dated as of October 3, 1999, as amended on January 28, 2000, and on July 25, 2000 (the "Agreement").

         B. The Agreement contemplates that, upon organization of the Interim Bank, the Interim Bank would become a party to the Agreement by the execution and delivery of an addendum to the Agreement, in form and substance acceptable to NVBancorp, SRNB and the directors and shareholders of the Interim Bank.

         C. Effective as of August 2, 2000, NVBancorp obtained preliminary approval of the Office of the Comptroller of the Currency (the "OCC") to organize the Interim Bank; and the execution and delivery of this Addendum has been authorized and approved by the directors and shareholders of the Interim Bank.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and in the Agreement, the parties hereto agree as follows:

         1. NVB INTERIM NATIONAL BANK AS PARTY. NVBancorp, SRNB and Interim Bank hereby agree that, effective upon the execution and delivery of this Addendum, Interim Bank shall become a party to the Agreement and shall be bound by all of the provisions thereof. The Agreement, as amended by this Addendum, is binding upon and is for the benefit of NVBancorp, SRNB and Interim Bank and their respective successors and permitted assigns. This Addendum is not made for the benefit of any person, firm, corporation or association not a party hereto, and no other person, firm, corporation or association shall acquire or have any right under or by virtue of this Addendum. No party may assign this Addendum or any of its rights, privileges, duties or obligations hereunder without the prior written consent of the other parties to this Addendum.

         2. MERGER AGREEMENT. NVBancorp, SRNB and Interim Bank hereby agree that the Merger Agreement, substantially in the form attached hereto as Exhibit A, shall be substituted in the place of the form of Merger Agreement which is attached to the Agreement as Exhibit A thereto, subject to final approval of the Merger Agreement by the OCC.

         3. GOVERNING LAW. This Addendum shall be governed by and construed in accordance with the laws of the State of California.

         4. ATTORNEYS' FEES. In any action at law or suit in equity in relation to this Addendum, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

         5. COUNTERPARTS. This Addendum may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, NVBancorp, SRNB and Interim Bank have caused this Addendum to Agreement and Plan of Reorganization and Merger to be signed by their duly authorized officers as of the day and year first above written.


NORTH VALLEY BANCORP                           SIX RIVERS NATIONAL BANK


By: /s/ Michael J. Cushman                     By: /s/ Michael W. Martinez
   -----------------------------------------      ------------------------------
   Michael J. Cushman                             Michael W. Martinez
   President and Chief Executive Officer          President and Chief Executive Officer

By: /s/ J.M. Wells, Jr.                        By: /s/ Margie L. Plum
   -----------------------------------------      ------------------------------
   J.M. Wells, Jr.                                Margie L. Plum
   Secretary                                      Secretary


NVB INTERIM NATIONAL BANK


By: /s/ Michael J. Cushman
   -----------------------------------------
   Michael J. Cushman
   President and Chief Executive Officer


By: /s/ J. M. Wells, Jr.
   -----------------------------------------
   J.M. Wells, Jr.
   Secretary

                                    EXHIBIT A


                                MERGER AGREEMENT


         THIS MERGER AGREEMENT (the "Agreement") is dated as of the ____ day of_________, 2000, by and between Six Rivers National Bank, a national banking association with its head office in Eureka, California ("SRNB") and NVB Interim National Bank ("New Bank"), a national interim banking association formed as a wholly-owned subsidiary of North Valley Bancorp, a California corporation ("NVBancorp") solely to facilitate the transactions contemplated by this Agreement, as provided below.

         This Agreement is being entered into pursuant to the Agreement and Plan of Reorganization and Merger dated as of October 3, 1999, as amended on January 28, 2000, and on July 25, 2000, and as further amended by the Addendum to Agreement and Plan of Reorganization and Agreement dated September ____, 2000 (as amended, the "Plan of Reorganization") by and among NVBancorp, SRNB and New Bank.

         In consideration of the premises, and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

         Section 1.1. "Effective Date" means the date at which the transactions contemplated by this Agreement become effective as determined by the certificate approving the Merger to be issued by the Office of the Comptroller of the Currency (the "OCC").

         Section 1.2. "New Bank Common Stock" means the common stock, par value $5.00 per share, of New Bank owned by NVBancorp.

         Section 1.3. "SRNB Common Stock" means the common stock, par value $5.00 per share, of SRNB.

         Section 1.4. "The Merger" means the merger of SRNB with and into New Bank, as provided in Section 2.1 of this Agreement.

         Section 1.5. "Resulting Bank" means New Bank as the receiving institution in the Merger.

                                    ARTICLE 2

                               TERMS OF THE MERGER

         Section 2.1. THE MERGER. Subject to the terms and conditions set forth in the Plan of Reorganization, on the Effective Date, SRNB shall be merged with and into New Bank, with New Bank as the Resulting Bank, under the national bank charter number and name of "Six Rivers National Bank," as determined by the OCC, and each of the outstanding shares of SRNB Common Stock shall and without any action on the part of SRNB be canceled and be converted into the right to receive shares of common stock of NVBancorp ("NVBancorp Common Stock") in accordance with Section 3.1 hereof, and the shares of the New Bank Common Stock shall be converted into shares of common stock of the Resulting Bank in accordance with Section 3.4 hereof.

         Section 2.2. ARTICLES OF ASSOCIATION, BYLAWS AND FACILITIES OF RESULTING BANK. On the Effective Date and until thereafter amended in accordance with law, the Articles of Association of the Resulting Bank shall be the same as the Articles of Association of SRNB as in effect on the Effective Date, subject to any amendments required by the OCC. A copy of said Articles of Association is attached hereto as Annex A. Until altered, amended or repealed as provided herein and in the Articles of Association of the Resulting Bank, the Bylaws of the Resulting Bank shall be the same as the Bylaws of SRNB as in effect on the Effective Date, subject to any amendments required by the OCC. The main office of the Resulting Bank shall be the main office of SRNB as of the Effective Date, and all corporate acts, plans, policies, contracts, approvals and authorizations of SRNB and New Bank and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the Effective Date, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of the Resulting Bank and shall be as effective and binding as of the Effective Date as the same had been with respect to SRNB and New Bank, respectively.

         Section 2.3. EFFECT OF MERGER. On the Effective Date of the Merger, the corporate existence of SRNB and New Bank shall be consolidated into and continued in the Resulting Bank, and the Resulting Bank shall be deemed to be a continuation in entity and identity of SRNB and New Bank. All rights, franchises and interests of SRNB and New Bank, respectively, in and to any type of property and choses in action shall be transferred to and vested in the Resulting Bank by virtue of the Merger without any deed or other transfer. Resulting Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interest, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, transfer agent or registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates of lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by SRNB and New Bank, respectively, as of the Effective Date.

         Section 2.4. LIABILITIES OF THE RESULTING BANK. On the Effective Date, the Resulting Bank shall be liable for all liabilities of SRNB and New Bank. All deposits, debts, liabilities and obligations of SRNB and of New Bank, respectively, accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records of SRNB or New Bank, as the case may be, shall be those of the Resulting Bank and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either SRNB or New Bank shall be preserved unimpaired.


                                    ARTICLE 3

                              CONVERSION OF SHARES

         Section 3.1. CONVERSION OF SRNB COMMON STOCK. On the Effective Date, each share of SRNB Common Stock, issued and outstanding immediately prior to the Effective Date (other than Dissenting Shares as hereinafter defined) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive [__________] shares of NVBancorp Common Stock in accordance with the Plan of Reorganization.

         Section 3.2. EXCHANGE OF SHARES. On or immediately prior to the Effective Date, in accordance with the Plan of Reorganization, NVBancorp shall make available shares of its Common Stock in sufficient amount to effect the Merger. As soon as practicable after the Closing Date (as defined in Section 9 of the Plan of Reorganization), the Exchange Agent (as defined in the Plan of Reorganization) will send to each shareholder of SRNB a letter of transmittal for use in exchanging such holder's stock certificate(s) for shares of NVBancorp Common Stock. Each shareholder of SRNB shall be entitled to receive NVBancorp Common Stock for such holder's shares only upon surrender of the certificates representing such holder's shares of SRNB Common Stock or after providing an appropriate affidavit of lost certificate and indemnity agreement and/or a bond as may be required in each case by the Exchange Agent. Until so surrendered, each SRNB Common Stock certificate will be deemed for all corporate purposes to represent and evidence solely the right to receive the amount of NVBancorp Common Stock to be exchanged therefor pursuant to the Plan of Reorganization.

         Section 3.3. DISSENTING SHARES. Each share of SRNB Common Stock issued and outstanding immediately prior to the Effective Date, the holder of which has voted against the Merger and who has properly perfected his or her dissenters' rights of appraisal by following the procedures set forth in the National Bank Act is referred to herein as a "Dissenting Share." Dissenting Shares owned by each holder thereof who has not exchanged his certificates representing shares of SRNB Common Stock for the NVBancorp Common Stock and otherwise has not effectively withdrawn or lost his dissenter's rights, shall not be converted into or represent the right to receive the NVBancorp Common Stock pursuant to
Section 3.1 hereof and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the National Bank Act. Each holder of Dissenting Shares shall be entitled to receive the value of such Dissenting Shares held by him or her in accordance with the applicable provisions of the National Bank Act, provided such holder complies with the procedures contemplated by and set forth in the applicable provisions of the National Bank Act. If any holder of Dissenting Shares shall effectively withdraw or lose his or her dissenter's rights under the applicable provisions of the National Bank Act, such Dissenting Shares shall be converted into the right to receive the NVBancorp Common Stock in accordance with the provisions of Section 3.1.

         Section 3.4. NEW BANK COMMON STOCK. On the Effective Date, the shares of New Bank Common Stock issued and outstanding immediately prior to the Effective Date shall be converted automatically and without any action on the part of the holders thereof into 20,000 shares of common stock, par value $5.00 per share, of the Resulting Bank. The shares of common stock of the Resulting Bank into which such New Bank Common Stock are converted shall represent ownership of 100% of the issued and outstanding capital stock of the Resulting Bank, all of which shall be owned by NVBancorp.


                                    ARTICLE 4

                                  MISCELLANEOUS

         Section 4.1. CONDITIONS PRECEDENT. The respective obligations of each party under this Agreement shall be subject to the satisfaction, or waiver by the party permitted to do so, of the conditions set forth in Articles 7 and 8 of the Plan of Reorganization.

         Section 4.2. TERMINATION. This Agreement shall be terminated upon the termination of the Plan of Reorganization in accordance with Article 12 thereof; provided, that any such termination of this Agreement shall not relieve any party hereto from liability on account of a breach by such party of any of the terms hereof or thereof.

         Section 4.3. AMENDMENTS. To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by all of the parties hereto upon the approval of the Board of Directors of each of the parties hereto.

         Section 4.4. SUCCESSORS. This Plan shall be binding on the successors of New Bank and SRNB.

         Section 4.5. RETURN OF SURPLUS. On, or as soon as practicable following the Effective Date, the surplus of the Resulting Bank shall be reduced in the amount equal to the amount paid-in or contributed by NVBancorp in connection with the organization of New Bank and such amount shall be returned to NVBancorp.

         IN WITNESS WHEREOF, New Bank and SRNB have caused this Agreement to be executed by their duly authorized officers as of the date first above written.



                                    NVB INTERIM NATIONAL BANK
Attest:

___________________                 By: __________________________________



                                    Title:  ________________________________




                                    SIX RIVERS NATIONAL BANK
Attest:

___________________                 By: __________________________________



                                    Title:  ________________________________

                                     ANNEX A



                             ARTICLES OF ASSOCIATION


                  For the purpose of organizing an association to perform any lawful activities of national banks, the undersigned enter into the following Articles of Association:

                  FIRST. The title of this Association shall be:

                            SIX RIVERS NATIONAL BANK

                  SECOND. The Main Office of the Association shall be in the City of Eureka, County of Humboldt, State of California. The general business of the Association shall be conducted at its Main office and its legally established branches.

                  THIRD. The Board of Directors of this Association shall consist of not less than five (5) nor more than twenty-five (25) shareholders, the exact number of directors within such minimum and maximum limits to be fixed and determined from time to time by resolution of a majority of the full Board of Directors or by resolution of the shareholders at any annual or special meeting thereof. Each director, during the full term of his or her directorship, shall own a minimum of $1,000 par value of stock of this Association. Any vacancy in the Board of Directors for any reason, including an increase in the number thereof, may be filled by action of the Board of Directors.

                  FOURTH. There shall be an annual meeting of the shareholders the purpose of which shall be the election of directors and the transaction of whatever other business may be brought before said meeting. It shall be held at the Main Office or such other convenient place as the Board of Directors may designate, on the day of each year specified therefor in the Bylaws, but if no election is held on that day, it may be held on any subsequent day according to such lawful rules as may be prescribed by the Board of Directors.

                  Nominations for election to the Board of Directors may be made by the Board of Directors or by any stockholder of any outstanding class of capital stock of the Bank entitled to vote for election of directors. Nominations, other than those made by or on behalf of the existing management of the Bank, shall be made in writing and shall be delivered or mailed to the President of the Bank and to the Comptroller of the Currency, Washington, D.C., not less than fourteen (14) days nor more than fifty (50) days prior to any meeting of stockholders called for the election of directors, PROVIDED, HOWEVER, that if less than twenty-one (21) days' notice of the meeting is given to shareholders, such nomination shall be mailed or delivered to the President of the Bank and to the Comptroller of the Currency not later than the close of business on the seventh (7th) day following the day on which the notice of meeting was mailed. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of capital stock of the Bank beneficially owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of capital stock of the Bank owned by the notifying shareholder. Nominations not made in accordance herewith may, in his discretion, be disregarded by the Chairman of the meeting, and upon his instructions, the vote tellers may disregard all votes cast for each such nominee.

                  FIFTH. The amount of authorized capital stock of this Association shall be twenty thousand (20,000) shares of Common Stock of the par value of $5.00 each; but said capital stock may be increased or decreased from time to time in accordance with the provisions of the laws of the United States.

                  No holder of shares of the capital stock of any class of this Association shall have any preemptive or preferential right of subscription to any shares of any class of stock of the Association, whether now or hereafter authorized, or to any obligations convertible into stock of the Association, issued or sold, nor any right of subscription to any thereof other than such, if any, as the Board of Directors, in its discretion, may from time to time determine and at such price as the Board of Directors may from time to time fix.

                  The Association, at any time and from time to time, may authorize and issue debt obligations, whether or not subordinated, without the approval of shareholders.

                  SIXTH. The Board of Directors shall appoint one of its members President of this Association, who shall be Chairman of the Board, unless the Board appoints another director to be the Chairman. The Board of Directors shall have the power to appoint one or more Vice Presidents, at least one of whom shall be authorized, in the absence of the President, to perform all acts and duties pertaining to the office of the President; and to appoint a cashier and such other officers and employees as may be required to transact the business of this Association.

                  The Board of Directors shall have the power to define the duties of the officers and employees of the Association; to fix the salaries to be paid to them; to dismiss them; to require bonds from them and to fix the penalty thereof; to regulate the manner in which any increase of the capital of the Association shall be made; to manage and administer the business and affairs of the Association; to make all Bylaws that it may be lawful for them to make; and generally to do and perform all acts that it may be legal for a Board of Directors to do and perform.

                  SEVENTH. The Board of Directors shall have the power to change the location of the Main Office of this Association to any authorized branch location within the limits of Eureka, California, without the approval of the shareholders of this Association, or with a vote of shareholders owning two-thirds of the stock of this Association for a relocation outside such limits and upon receipt of a certificate of approval from the Comptroller of the Currency, to any other location within or outside the limits of Eureka, California, but not more than thirty (30) miles beyond such limits. The Board of Directors of this Association shall have the power to establish or change the location of any branch or branches of this Association to any other location permitted under applicable law, without the approval of the shareholders of this Association, subject to the approval of the Comptroller of the Currency.

                  EIGHTH. The corporate existence of this Association shall continue until terminated in accordance with the laws of the United States.

                  NINTH. The Board of Directors of this Association, or any ten
         (10) or more shareholders owning, in the aggregate, not less than twenty percent (20%) of the stock of this Association, may call a special meeting of shareholders at any time.

                  Unless otherwise provided by the laws of the United States, a notice of the time, place, and purpose of every regular annual and every special meeting of the shareholders shall be given by first-class mail, postage prepaid, mailed at least ten (10) days prior to the date of such meeting to each shareholder of record at his or her address as shown upon the books of this Association.

                  TENTH. The Association may indemnify its agents against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred by such person having been made or having been threatened to be made a party to a proceeding to the fullest extent possible by the provisions of the California General Corporation Law and the Association may advance the expenses reasonably expected to be incurred by such agent in defending any such proceeding upon receipt of the undertaking required by the California General Corporation Law; PROVIDED, HOWEVER, that any indemnification or reimbursement provided by the Association shall be reasonable and comply with the requirements of 12 U.S.C. 1828(k) and Interpretive Ruling 7.2014 (12 CFR 7.2014) of the Comptroller of the Currency; and FURTHER PROVIDED, that the Association may not indemnify such persons against expenses, penalties, or other payments incurred in an administrative proceeding or action instituted by an appropriate bank regulatory agency which proceeding or action results in a final order assessing civil money penalties or requiring affirmative action by an individual or individuals in the form of payments to the Association.

                  The Association may, upon the affirmative vote of a majority of its Board of Directors, purchase insurance for the purpose of indemnifying its agents to the extent that such indemnification is allowed in the preceding paragraph. Such insurance may, but need not, be for the benefit of all directors, officers, employees or other agents.

                  The Association is authorized to provide indemnification of its agents for breach of duty to the Association and its stockholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the Corporations Code.

                  The terms, "agent," "proceeding" and "expense" as used herein shall have the same meaning as such terms in Section 317 of the California General Corporation Law, as amended.

                  ELEVENTH. The liability of the directors of the Association for monetary damages shall be eliminated to the fullest extent permissible under California law.

                  TWELFTH. The Board of Directors of this Association, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of the Association with another corporation or association, or (b) merge or consolidate the Association with another corporation or association, or (c) purchase or otherwise acquire all or substantially all of the properties and assets of the Association, shall, in connection with the exercise of its judgement and fiduciary duty in determining what is in the best interest of the Association and its shareholders, give due consideration to (i) the social, legal and economic effects on the Association's employees, depositors, customers and other affected persons, and on the communities served by the Association, (ii) the value of the Association in relation to the Board of Directors' estimate of the Association's future value as an independent going concern; (iii) the competence, experience and integrity of the proposed purchaser; (iv) the financial condition, earnings prospects and strategic plan of the proposed purchaser; and (v) such other factors as the Board of Directors may deem relevant under the circumstances.

                  THIRTEENTH. Subject to the provisions of the laws of the United States, these Articles of Association may be amended at any meeting of the shareholders for which adequate notice has been given, by the affirmative vote of the owners of a majority of the stock of this Association, voting in person or by proxy, or by the written consent of the owners of a majority of the stock of this Association, unless the vote of the holders of a greater amount of stock is required by law, and in that case by the vote or written consent of such greater amount.